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Pricing Supplement No. A32
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. AK-I dated November 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 January 13, 2010

$1,250,000 Accelerated Return Equity Securities due February 18, 2011 Linked to the Lesser Performing of the Nikkei 225® Index and the TOPIX® Index

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of the lesser performing of the Nikkei 225 Index and the TOPIX Index during the term of the securities. Investors should be willing to forgo interest payments and, if the Final Level of the Lesser Performing Underlying is less than its Initial Level, be willing to lose up to 100% of their investment.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 18, 2011†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on January 13, 2010 (the "Trade Date") and are expected to settle on January 19, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlyings:
The Nikkei 225 Index and the TOPIX Index. For more information on the Underlyings, see "The Reference Indices—The Nikkei 225 Index" and "The Reference Indices—The Tokyo Stock Price Index" in the accompanying underlying supplement.
Upside Participation Rate:	300%
Redemption Amount:
You will be entitled to receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Lesser Performing Underlying Return, calculated as set forth below.
Lesser Performing Underlying Return:	The Lesser Performing Underlying Return will be calculated using the Initial Level and the Final Level of the Lesser Performing Underlying.
	•	If the Final Level of the Lesser Performing Underlying is greater than its Initial Level, the Lesser Performing Underlying Return will be calculated as follows, subject to the Underlying Return Cap:
	Upside Participation Rate x	Final Level – Initial Level Initial Level
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If the Final Level of the Lesser Performing Underlying is equal to its Initial Level, the Lesser Performing Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities
	•	If the Final Level of the Lesser Performing Underlying is less than its Initial Level, the Lesser Performing Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level

If the Final Level of the Lesser Performing Underlying is less than its Initial Level, the Lesser Performing Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Lesser Performing Underlying:	The Underlying for which the lower value is obtained from the following equation:
Final Level – Initial Level Initial Level
Underlying Return Cap:	19.75%
Initial Level:	10735.03 for the Nikkei 225 Index and 944.02 for the TOPIX Index.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date†:	February 15, 2011
Maturity Date†:	February 18, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ERR7

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer(1)

Per security	$1,000.00	$10.00	$1,000.00

Total	$1,250,000.00	$12,500.00	$1,250,000.00

(1)    Credit Suisse is offering the securities for sale through the efforts of Deutsche Bank Trust Company Americas ("DBTCA"), acting as agent for clients of DBTCA and its affiliates, on a fixed price basis at an offering price of $1,000 per $1,000 principal amount of securities. DBTCA or an affiliate will receive a fee from Credit Suisse or one of our affiliates of 1.00% of the principal amount of the securities.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$1,250,000.00	$89.13

Credit Suisse

January 13, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. AK-I dated November 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Lesser Performing Underlying from +100% to -100%. The hypothetical Redemption Amounts set forth below assume that the Lesser Performing Underlying is the Nikkei 225 Index. The following table and examples assume an Initial Level of 10800 for the Lesser Performing Underlying and reflect the Upside Participation Rate of 300% and the Underlying Return Cap of 19.75%. The determination of which Underlying is the Lesser Performing Underlying will be made on the Valuation Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level of the Lesser Performing Underlying	Percentage Change from the Initial Level to the Final Level of the Lesser Performing Underlying	Underlying Return	Redemption Amount
21600.00	100.00%	19.75%	$1,197.50
18900.00	75.00%	19.75%	$1,197.50
17280.00	60.00%	19.75%	$1,197.50
16200.00	50.00%	19.75%	$1,197.50
15120.00	40.00%	19.75%	$1,197.50
14040.00	30.00%	19.75%	$1,197.50
12960.00	20.00%	19.75%	$1,197.50
12420.00	15.00%	19.75%	$1,197.50
11880.00	10.00%	19.75%	$1,197.50
11510.64	6.58%	19.75%	$1,197.50
11340.00	5.00%	15.00%	$1,150.00
11070.00	2.50%	7.50%	$1,075.00
10908.00	1.00%	3.00%	$1,030.00
10800.00	0.00%	0.00%	$1,000.00
10260.00	-5.00%	-5.00%	$950.00
9720.00	-10.00%	-10.00%	$900.00
9180.00	-15.00%	-15.00%	$850.00
8640.00	-20.00%	-20.00%	$800.00
7560.00	-30.00%	-30.00%	$700.00
6480.00	-40.00%	-40.00%	$600.00
5400.00	-50.00%	-50.00%	$500.00
4320.00	-60.00%	-60.00%	$400.00
3240.00	-70.00%	-70.00%	$300.00
2160.00	-80.00%	-80.00%	$200.00
1080.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level of the Lesser Performing Underlying is 12420, an increase of 15.00% from its Initial Level. The determination of the Redemption Amount when the Final Level of the Lesser Performing Underlying is greater than its Initial Level is as follows:

  Lesser Performing Underlying Return = 300% × [(12420 – 10800)/10800] = 45.00%,
      subject to an Underlying Return Cap of 19.75%
  Lesser Performing Underlying Return = 19.75%
  Redemption Amount = Principal × (1 + Lesser Performing Underlying Return)
  Redemption Amount = $1,000 × 1.1975
  Redemption Amount = $1,197.50

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,197.50 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Lesser Performing Underlying, subject to the Underlying Return Cap.

Example 2: The Final Level of the Lesser Performing Underlying is 11070, an increase of 2.50% from its Initial Level. The determination of the Redemption Amount when the Final Level of the Lesser Performing Underlying is greater than its Initial Level is as follows:

  Lesser Performing Underlying Return = 300% × [(11070 – 10800)/10800] = 7.50%
  Redemption Amount = Principal × (1 + Lesser Performing Underlying Return)
  Redemption Amount = $1,000 × 1.075
  Redemption Amount = $1,075

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,075 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Lesser Performing Underlying.

Example 3: The Final Level of the Lesser Performing Underlying is 10800, equal to its Initial Level. Because the Final Level of the Lesser Performing Underlying is equal to its Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level of the Lesser Performing Underlying is 8640, a decrease of 20% from its Initial Level. The determination of the Redemption Amount when the Final Level of the Lesser Performing Underlying is less than its Initial Level is as follows:

  Lesser Performing Underlying Return = (8640 – 10800)/10800 = -20%
  Redemption Amount = Principal × (1 + Lesser Performing Underlying Return)
  Redemption Amount = $1,000 × 0.80
  Redemption Amount = $800

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Level of the Lesser Performing Underlying is less than its Initial Level and you will participate in any depreciation in the level of the Lesser Performing Underlying.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Level of the Lesser Performing Underlying is less than its Initial Level, you will lose 1% of your principal for each 1% decline in the Final Level of the Lesser Performing Underlying as compared to its Initial Level. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  APPRECIATION POTENTIAL IS LIMITED – If the Final Level of the Lesser Performing Underlying is greater than its Initial Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Lesser Performing Underlying Return, subject to the Underlying Return Cap. The Lesser Performing Underlying Return will not exceed the Underlying Return Cap, regardless of the appreciation in the Lesser Performing Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is $1,197.50 per $1,000 principal amount of securities.

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  THE RETURN ON THE SECURITIES AT MATURITY IS LINKED TO THE PERFORMANCE OF THE LESSER PERFORMING UNDERLYING – You may receive a lower payment at maturity than you would have received if you had invested in the Underlyings individually, the equity securities composing the Underlyings or contracts related to the Underlyings or their component securities. Your return on the securities at maturity will be determined by reference to the Lesser Performing Underlying and you will not benefit from any appreciation, which may be significant, or any lesser depreciation of the Underlying that is not the Lesser Performing Underlying. The two Underlyings' respective performances may not be correlated and, as a result, your investment in the securities may only produce a positive return if there is a broad-based rise in the performance of equities across diverse markets during the term of the securities.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

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  NON-U.S. SECURITIES MARKETS RISKS – The stocks comprising the Underlyings are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the expected volatility of the Underlying;

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    the time to maturity of the securities;

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    the dividend rate on the stocks comprising the Underlying;

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    interest and yield rates in the market generally;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or stock markets generally and which may affect the level of the Underlying; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Nikkei 225 Index and the TOPIX Index based on their closing levels from January 1, 2005 through January 13, 2010. The closing levels of the Nikkei 225 Index and the TOPIX Index on January 13, 2010 were 10735.03 and 944.02, respectively. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Underlyings on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in any return of your investment.

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Index) be included in the Nikkei Index. The Nikkei 225 Index is reported by Bloomberg under the ticker symbol "NKY."

The TOPIX Index consists of all common stocks listed on the First Section of the Tokyo Stock Exchange that have an accumulative length of listing of at least six months. The TOPIX Index is a weighted index, the component stocks of which are reviewed and selected every six months, with the market price of each component stock multiplied by the number of shares listed. The TOPIX Index is reported by Bloomberg under the ticker symbol "TPX."

For further information on the Nikkei 225 Index and the TOPIX Index, see "The Reference Indices—The Nikkei 225 Index" and "The Reference Indices—The Tokyo Stock Price Index," respectively, in the accompanying underlying supplement.

Historical Performance of the Nikkei 225 Index

Historical Performance of the TOPIX Index

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. Congress. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine payments under the securities to be substantially similar to a dividend. Thus, if the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Credit Suisse is offering the securities for sale through the efforts of Deutsche Bank Trust Company Americas ("DBTCA"), acting as agent for clients of DBTCA and its affiliates, on a fixed price basis at an offering price of $1,000 per $1,000 principal amount of securities. DBTCA or an affiliate will receive a fee from Credit Suisse or one of our affiliates of 1.00% of the principal amount of the securities. After the initial public offering, the public offering prices may be changed.

Credit Suisse may use this pricing supplement, prospectus supplement and prospectus for offers and sales related to market-making transactions in the securities. Credit Suisse may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices.

For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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